As Filed with the Securities and Exchange Commission on October 14, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCCIDENTAL PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-4035997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Greenway Plaza, Suite 110

Houston, Texas 77046

(Address of principal executive offices, including zip code)

Occidental Petroleum Corporation Savings Plan

(Full title of the plan)

Marcia E. Backus

Senior Vice President and General Counsel

5 Greenway Plaza, Suite 110

Houston, Texas 77046

(Name and address of agent for service)

(713) 215-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company.)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.20 par value	4,000,000	$72.92	$291,680,000	$29,373
Interests in the Occidental Petroleum Corporation Savings Plan	(3)	—	—	(4)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock (as defined below) registered hereby pursuant to the Occidental Petroleum Corporation Savings Plan, as amended from time to time (the “Savings Plan”), is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or any other similar transaction.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based on $72.92, which was the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on October 8, 2015.
(3)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also registers an indeterminate amount of interests to be offered or sold pursuant to the Savings Plan.
(4)	Pursuant to Rule 457(h)(2) under the Securities Act, no separate registration fee is required to register the interests in the Savings Plan.

EXPLANATORY NOTE

Occidental Petroleum Corporation (“Occidental”) is filing this registration statement pursuant to General Instruction E of Form S-8 (this “Registration Statement”) for the purpose of registering an additional 4,000,000 shares of common stock, par value $0.20 per share, of Occidental (“Common Stock”) that may be issued under the Savings Plan and an indeterminate amount of interests in the Savings Plan. Except as otherwise set forth below, the contents of the Registration Statement on Form S-8 (File No. 333-83124), filed with the Securities and Exchange Commission (the “SEC”) on February 21, 2002, is incorporated by reference into this Registration Statement as permitted by General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Occidental’s Restated Certificate of Incorporation, as amended, provides for the elimination of personal liability of its directors to the full extent permitted by the DGCL. Article VIII of Occidental’s By-laws, as amended, provides that Occidental shall indemnify directors and officers under certain circumstances for liabilities and expenses incurred by reason of their activities in such capacities, if the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Occidental and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In the case of an action by or in the right of Occidental, no indemnification will be made in respect of any claim, issue or matter as to which the individual is adjudged to be liable to Occidental, unless and only to the extent a court determines that, in view of all applicable circumstances of the case, such individual is fairly and reasonably entitled to indemnity for such expenses.

Occidental has entered into indemnification agreements with each non-employee director and the chief executive officer providing for additional indemnification. These agreements require Occidental to indemnify these individuals to the fullest extent permitted under the DGCL against liability that may arise by reason of their service to Occidental and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, Occidental has insurance policies that provide liability coverage to directors and officers while acting in such capacities.

To the extent permitted by applicable law and Occidental’s By-laws, the Savings Plan provides that certain persons who are affiliated with Occidental or otherwise responsible for fiduciary and/or administrative functions with respect to the Savings Plan shall not be held liable for any claims, losses, damages or expenses incurred on account of the person’s good faith actions or failures to act with respect to the Savings Plan, subject to certain notification and other requirements. Payment of any such indemnity shall be made only from Occidental’s assets and not from the assets of the Savings Plan.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of Occidental with the SEC, each of the following exhibits is filed herewith:

Exhibit No.		Description

4.1*	—	Restated Certificate of Incorporation of Occidental, dated November 12, 1999, and Certificates of Amendment thereto dated May 5, 2006, May 1, 2009, and May 2, 2014 (filed as Exhibit 4.1 to the Registration Statement on Form S-8 of Occidental dated May 1, 2015, File No. 333-203801).

4.2*	—	Bylaws of Occidental, as amended through October 8, 2015 (filed as Exhibit 3.(ii) to the Current Report on Form 8-K of Occidental dated October 8, 2015, File No. 1-9210).

4.3*	—	Indenture, dated as of August 18, 2011, between Occidental and The Bank of New York Mellon Trust Company, N.A. (filed as Exhibit 4.1 to the Current Report on Form 8-K of Occidental dated August 15, 2011 (date of earliest event reported), File No. 1-9210).

Exhibit No.		Description

4.4*		Indenture (Senior Debt Securities), dated as of April 1, 1998, between Occidental and The Bank of New York, as Trustee (filed as Exhibit 4 to the Registration Statement on Form S-3 of Occidental, File No. 333-52053).

4.5	—	Occidental Petroleum Corporation Savings Plan, Amended and Restated Effective as of January 1, 2015.**

5.1	—	Opinion of Vinson & Elkins LLP as to the legality of the shares being registered.

23.1	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	—	Consent of Ryder Scott Company, Independent Petroleum Engineers.

23.3	—	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1 hereto).

24.1	—	Power of Attorney (included on the signature page hereto).

*	Incorporated herein by reference.
**	Pursuant to Item 8(b) of Form S-8, Occidental will submit or has submitted the Savings Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Savings Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, Occidental certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas on October 14, 2015.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Stephen I. Chazen
Name:	Stephen I. Chazen
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, the Administrative Committee of the Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas on October 14, 2015.

OCCIDENTAL PETROLEUM CORPORATION SAVINGS PLAN

By:	/s/ Darin S. Moss
Name:	Darin S. Moss
Title:	Chairman, OPC Pension and Retirement Plan Administrative Committee

POWER OF ATTORNEY

Each person whose signature appears below appoints Stephen I. Chazen and Christopher G. Stavros, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Stephen I. Chazen
Stephen I. Chazen	President, Chief Executive Officer and Director (Principal Executive Officer)	October 14, 2015

/s/ Christopher G. Stavros
Christopher G. Stavros	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 14, 2015

/s/ Jennifer M. Kirk
Jennifer M. Kirk	Vice President, Controller and Principal Accounting Officer	October 14, 2015

/s/ Spencer Abraham
Spencer Abraham	Director	October 14, 2015

/s/ Howard I. Atkins
Howard I. Atkins	Director	October 14, 2015

/s/ Eugene L. Batchelder
Eugene L. Batchelder	Director	October 14, 2015

Name	Title	Date

/s/ John E. Feick
John E. Feick	Director	October 14, 2015

/s/ Margaret M. Foran
Margaret M. Foran	Director	October 14, 2015

/s/ Carlos M. Gutierrez
Carlos M. Gutierrez	Director	October 14, 2015

/s/ William R. Klesse
William R. Klesse	Director	October 14, 2015

/s/ Avedick B. Poladian
Avedick B. Poladian	Director	October 14, 2015

/s/ Elisse B. Walter
Elisse B. Walter	Director	October 14, 2015

EXHIBIT INDEX

Exhibit No.		Description

4.1*	—	Restated Certificate of Incorporation of Occidental, dated November 12, 1999, and Certificates of Amendment thereto dated May 5, 2006, May 1, 2009, and May 2, 2014 (filed as Exhibit 4.1 to the Registration Statement on Form S-8 of Occidental dated May 1, 2015, File No. 333-203801).

4.2*	—	Bylaws of Occidental, as amended through October 8, 2015 (filed as Exhibit 3.(ii) to the Current Report on Form 8-K of Occidental dated October 8, 2015, File No. 1-9210).

4.3*	—	Indenture, dated as of August 18, 2011, between Occidental and The Bank of New York Mellon Trust Company, N.A. (filed as Exhibit 4.1 to the Current Report on Form 8-K of Occidental dated August 15, 2011 (date of earliest event reported), File No. 1-9210).

4.4*		Indenture (Senior Debt Securities), dated as of April 1, 1998, between Occidental and The Bank of New York, as Trustee (filed as Exhibit 4 to the Registration Statement on Form S-3 of Occidental, File No. 333-52053).

4.5	—	Occidental Petroleum Corporation Savings Plan, Amended and Restated Effective as of January 1, 2015.**

5.1	—	Opinion of Vinson & Elkins LLP as to the legality of the shares being registered.

23.1	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	—	Consent of Ryder Scott Company, Independent Petroleum Engineers.

23.3	—	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1 hereto).

24.1	—	Power of Attorney (included on the signature page hereto).

*	Incorporated herein by reference.
**	Pursuant to Item 8(b) of Form S-8, Occidental will submit or has submitted the Savings Plan and any amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Savings Plan.